As filed with the Securities and Exchange Commission on November 30, 2010

Registration No. 333-163976

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

(214) 220-4323

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Mecom

Vice President and Corporate Secretary

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

(214) 220-4323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Garrett A. DeVries

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5614

(214) 200-0428 (fax)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer ☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-1 (File No. 333-163976) (the “Registration Statement”) of TransAtlantic Petroleum Ltd. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2009, and declared effective on January 7, 2009, as amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on April 29, 2010, and declared effective on May 11, 2010 and Post-Effective Amendment No. 2 to the Registration Statement to Form S-1 on Form S-3 filed with the SEC on June 9, 2010, and declared effective on June 18, 2010, the Company registered for resale from time to time 42,838,451 of the Company’s common shares (the “Common Shares”), par value $0.01 per share. The Common Shares were registered to permit resales of such Common Shares by the selling shareholders named in the Registration Statement.

The Company is seeking to deregister all Common Shares that remain unsold under the Registration Statement as of the date hereof because its obligation to keep the Registration Statement effective pursuant to the terms of its agreement with the selling shareholders has terminated. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to deregister all remaining unsold Common Shares pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on November 30, 2010.

TransAtlantic Petroleum Ltd.

By:	/s/ Matthew W. McCann
Matthew W. McCann
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew W. McCann Matthew W. McCann	Director and Chief Executive Officer (Principal Executive Officer)	November 30, 2010

/s/ Hilda Kouvelis Hilda Kouvelis	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 30, 2010

/s/ Jeffrey S. Mecom Jeffrey S. Mecom	Vice President and Corporate Secretary	November 30, 2010

* N. Malone Mitchell, 3rd	Chairman of the Board of Directors	November 30, 2010

* Brian E. Bayley	Director	November 30, 2010

/s/ Scott C. Larsen Scott C. Larsen	Director and Executive Vice President	November 30, 2010

* Alan C. Moon	Director	November 30, 2010

* Mel G. Riggs	Director	November 30, 2010

* Michael D. Winn	Director	November 30, 2010

/s/ Bob G. Alexander Bob G. Alexander	Director	November 30, 2010

*By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom Attorney-in-Fact

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